Exhibit 10.1
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGERS
This Amendment No. 1 is made as of September 20, 2010 (this “Amendment”) to the Agreement and Plan of Mergers, dated as of June 20, 2009 (the “Merger Agreement”), by and among Cambium Learning Group, Inc. (f/k/a/ Cambium Holdings, Inc.) (“Holdco”), Voyager Learning Company (“Voyager”), Vowel Acquisition Corp. (“Vowel Merger Sub”), VSS-Cambium Holdings II Corp. (“Consonant”), Consonant Acquisition Corp. (“Consonant Merger Sub”) and Vowel Representative, LLC (“Stockholders’ Representative”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.
WHEREAS, Section 9.8 of the Merger Agreement provides that after the Effective Time, any provision of the Merger Agreement may be amended by Holdco and the Stockholders’ Representative; and
WHEREAS, Holdco and the Stockholders’ Representative desire that certain amendments to the Merger Agreement be made as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1. Amendments.
(a) Section 5.23(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:
“(c) To the extent any of the Agreed Contingencies are paid by Holdco or its Subsidiaries after the Closing Date and on or before the eighteen (18) month anniversary of the Closing Date, an amount equal to 50% of the aggregate amount by which such Agreed Contingencies (except in the case of the Designated Tax Liability, then an amount not to exceed $1,400,000, and whether paid to a Governmental Authority or to the Designated Person) so paid or which are otherwise due and payable exceeds an aggregate deductible of $250,000 (such $250,000 deductible to be reduced dollar for dollar to the extent such deductible previously mitigated a reduction of the CVR), shall dollar for dollar reduce the aggregate amount payable pursuant to the CVRs (but not below zero) in accordance with the terms thereof. Notwithstanding the foregoing, in the case of the Designated Tax Liability, to the extent the amount paid on or before the eighteen (18) month anniversary of the Closing Date in respect of the Designated Tax Liability exceeds the sum of $1,400,000 plus the then unused portion of the $250,000 deductible set forth in the immediately preceding sentence, whether paid to any Governmental Authority or to the Designated Person, such excess shall dollar for dollar reduce the aggregate amount payable pursuant to the CVRs (but not below zero) in accordance with the terms thereof. Holdco shall be entitled to obtain the release from the CVR Escrow Account in accordance with the terms of the Escrow Agreement of the amount by which the CVR is reduced pursuant to the two immediately preceding sentences. With respect to each Agreed Contingency paid on or before the eighteen (18) month anniversary of the Closing Date and the corresponding Vowel Shared Tax Offset Amount, Holdco shall, and shall cause Vowel, and Vowel shall, use commercially reasonable efforts to: (i) provided that a reduction is not prohibited under applicable Law, negotiate with the Governmental Authority to whom such Agreed Contingency is due, to have such Agreed Contingency reduced by such Vowel Shared Tax Offset Amount; and (ii) to the extent such Agreed Contingency is not so reduced under clause (i), include such Vowel Shared Tax Offset Amount in a refund claim, Tax Return or amended Tax Return, as applicable, in each case which shall be filed as soon as reasonably practicable; provided, however, in the case of the SBT Contingency, Holdco shall cause Vowel to, and Vowel shall, initiate a proceeding in the Michigan Court of Claims (but shall have no obligation to appeal any order, decision, ruling or other outcome thereof) for a refund of the payment of the SBT Contingency Amount (the “SBT Contingency Proceeding”), and Holdco and/or Vowel, as the case may be, shall have full exclusive authority to prosecute and/or settle its claim for such refund, in each case, in a commercially reasonable manner and, for the avoidance of doubt, the participation by, review by, or the consent of, the Stockholders’ Representative shall not be sought or required with respect to the prosecution or settlement thereof or any aspect thereof; provided, further, Holdco shall, and shall cause Vowel to, and Vowel shall, use commercially reasonable efforts to seek any corresponding Vowel Shared Tax Offset Amount resulting from the payment of the SBT Contingency Amount. On or before the eighteen (18) month anniversary of the Closing Date, except as provided in the immediately succeeding sentence, Holdco shall and shall cause Vowel to, and Vowel shall, promptly deposit into the CVR Escrow Account an amount equal to the product of (x) the Applicable Refund Percentage multiplied by (y) the cash amount realized by Vowel, any of its Subsidiaries or Holdco (on behalf of Vowel) from any Vowel Shared Tax Offset Amounts on or before the eighteen (18) month anniversary of the Closing Date (but only to the extent not previously used to avoid a reduction in the CVR); provided, however, that to the extent that, at any time or from time to time (whether before or after the eighteen (18) month anniversary of the Closing Date), any cash amount is actually realized by Vowel, any of its Subsidiaries or Holdco (on behalf of Vowel) from the SBT Contingency Resolution, Holdco shall and shall cause Vowel to, and Vowel shall, as the case may be, promptly deposit into the CVR Escrow Account an amount (the “SBT Contingency Recoupment Amount”) equal to the sum of (A) the lesser of (x) 50% of the difference of such cash amount actually realized with respect to the SBT Contingency Resolution, less all reasonable documented out-of-pocket costs and expenses incurred by Holdco, Vowel and their Subsidiaries that reasonably relate to obtaining such cash amount to the extent not previously paid or reimbursed out of the CVR Escrow Account or (y) $5,218,759.36 (plus 50% of any interest awarded on the SBT Contingency Amount), plus (B) 50% of any Vowel Shared Tax Offset Amount resulting from the SBT Contingency Resolution but only to the extent any cash amount is actually realized in the fiscal year of in which the SBT Contingency Resolution occurs. Notwithstanding the immediately preceding sentence to the contrary, if any reduction of the CVR under this Agreement would have reduced the CVR below zero but for the limitations on reducing the CVR below zero in this Agreement, then any deposit into the CVR Escrow Account pursuant to the immediately preceding sentence shall be reduced, dollar for dollar, by the lesser of (x) the amount of such deposit, and (y) the amount by which the CVR would have been reduced below zero but for the limitations on such reductions in this Agreement, and this calculation shall be made on a cumulative basis.”

(b) A new Section 5.23(d) of the Merger Agreement will be inserted as follows:
(d) If, prior to the SBT Contingency Payment Date, Holdco or any Subsidiary shall enter into any credit agreement, bond financing or other institutional financing, Holdco or the applicable Subsidiary shall propose to the agents, lenders, underwriters or initial purchasers thereof, as the case may be (but shall have no obligation to negotiate or obtain their agreement) that the SBT Contingency Recoupment Amount shall be (i) excluded from any liens granted to such agents, lenders, underwriters or initial purchasers and (ii) shall be treated as a “permitted lien” (as that term is customarily used in such financings), in each case under any such credit agreement, bond financing or other institutional financing.
(c) Section 9.15 of the Merger Agreement is herby amended to delete the following definitions and replace them as set forth below:
““Agreed Contingencies” means those Taxes set forth on Section 9.15(i) of the Vowel Disclosure Schedule, plus the reasonable documented out-of-pocket expenses incurred after the Closing Date that reasonably relate to such tax liabilities and Tax Returns contemplated by Section 5.23(c).
“Escrow Agreement” means that certain escrow agreement, dated December 8, 2009, by and among Vowel, the Stockholders’ Representative, Holdco, the Escrow Agent and Richard Surratt, as amended, modified or supplemented from time to time.”
(c) Section 9.15 of the Merger Agreement is hereby amended to add the defined terms “SBT Contingency”, “SBT Contingency Amount”, “SBT Contingency Proceeding” and “SBT Contingency Resolution” set forth below after the definition of “Restraint” and before the definition of “School Authority”:
““SBT Contingency” means the Agreed Contingency identified in Line 2(a) of Section 9.15(i) of the Vowel Disclosure Schedule.
“SBT Contingency Amount” means $10,437,518.72 paid to the Michigan Department of Treasury arising out of the SBT Contingency.
“SBT Contingency Proceeding” has the meaning assigned thereto in Section 5.23(c).

“SBT Contingency Resolution” means either the settlement of (as evidenced by the existence of a settlement that is binding and enforceable against the parties thereto), or a final, non-appealable order issued by the Michigan Court of Claims (or if appealed, the Michigan Court of Appeals or the Michigan Supreme Court, as the case may be) in respect of, the SBT Contingency Proceeding; provided, that, no portion of the SBT Contingency Amount remains subject to the SBT Contingency Proceeding following such resolution; provided, further, that, neither Holdco nor Vowel shall have any obligation to appeal any decision, order, ruling or other outcome issued by the Michigan Court of Claims (or if appealed, the Michigan Court of Appeals or the Michigan Supreme Court, as the case may be).”
2. Miscellaneous.
(a) Amendment; Conflicts. This Amendment shall only serve to amend and modify the Merger Agreement to the extent specifically provided herein. All terms, conditions, provisions and references of and to the Merger Agreement which are not specifically modified, amended and/or waived herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the Merger Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.
(b) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts to be wholly performed within such State.
(c) Counterparts; Effectiveness. This Amendment may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.
(d) Amendments; Waiver. Any provision of this Amendment may be amended or waived, if and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Holdco and the Stockholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective.
(e) Entire Agreement; No Third-Party Beneficiaries. This Amendment and the Merger Agreement as amended hereby (including the exhibits and schedules thereto) taken together with the other Transaction Documents and the Confidentiality Agreements constitute the entire agreement, and nothing in this Amendment or the foregoing documents, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment. Nothing in this Amendment, express or implied, shall confer upon any current or former stockholder of Vowel or any of its Subsidiaries or any legal representative thereof (other than the Stockholders’ Representative or its successors or assigns) any rights or remedies of any kind or nature whatsoever under or by reason of this Amendment.
(f) Authority. Each of the undersigned represents and warrants that it is, and he is on behalf of the applicable undersigned entity, duly authorized to enter into and execute and deliver this Amendment.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date and year first above written.

CAMBIUM LEARNING GROUP, INC.
By:	/s/ Scott J. Troeller
	Name:	Scott J. Troeller
	Title:	Chairman

VOWEL REPRESENTATIVE, LLC
BY:	/s/ Phil Gordon
Name: Phil Gordon
Title: Manager